Exhibit 20

IRREVOCABLE PROXY AGREEMENT

This IRREVOCABLE PROXY AGREEMENT (the “Agreement”) is made and entered into as of February 18, 2020, by and between Mohammad Abu-Ghazaleh (“MAG”), and the undersigned stockholder (the “Stockholder”) of Fresh FDP Produce, Inc., a Cayman Islands corporation (“FDP”).

RECITALS

A.

MAG and the Stockholder were previously parties to an Amended and Restated Voting Agreement dated January 19, 2010 amended by Amendment No. 1 to Amended and Restated Voting Agreement dated as of June 25, 2010, Amendment No. 2 to Amended and Restated Voting Agreement dated as of March 14, 2011 and Amendment No. 3 to Amended and Restated Voting Agreement dated as of February 15, 2016 and any Joinders thereto (as so amended, the “Voting Agreement”).

B.

On February 18, 2020, MAG sent a written notice terminating the Voting Agreement pursuant to Section 3 of the Voting Agreement, which termination will become effective when MAG receives an executed Irrevocable Proxy Agreement from each stockholder that was a party to the Voting Agreement.

C.

Each stockholder that was a party to the Voting Agreement is the record holder or beneficial owner of, or exercise voting power over, such number of outstanding shares of FDP Stock as is indicated on Exhibit “A” to this Agreement.

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MAG and the Stockholder agree as follows:

1.	GRANT OF PROXY

1.1.	Definitions. For purposes of this Agreement:

(a)

Change of Control. “Change of Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of FDP to any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, (a “Group”), other than to the members of the Abu-Ghazaleh family, or any entities controlled by such members or any Affiliates of such entities (together, the “Abu-Ghazaleh Group”); (ii) the approval by the holders of any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of share capital, including each class of ordinary shares and preferred shares of FDP of any plan or proposal for the liquidation or dissolution of FDP; (iii) the issuance of any FDP ordinary shares to any person or Group in any transaction which would result in (A) the holders of outstanding aggregate ordinary voting power represented by the issued and outstanding shares, interests, participations or other equivalents (however designated and whether or not voting) of share capital, including each class of ordinary shares and preferred shares of FDP (the “Voting Shares”) immediately prior to the transaction beneficially owning, directly or indirectly, less than 50% of the outstanding Voting Shares after the transaction or (B) any person, other than the Abu-Ghazaleh Group or any member thereof, beneficially owning, directly or indirectly, (1) a greater percentage of the Voting Shares of FDP than the percentage held by the Abu-Ghazaleh Group and (2) more than 30% of the aggregate Voting Shares of FDP; or (iv) the consummation (i.e., closing) of a reorganization, merger or consolidation involving FDP, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the respective beneficial owners of the Voting Shares of FDP immediately prior to such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 50% of the outstanding voting securities of the entity resulting from such reorganization, merger or consolidation following such reorganization, merger or consolidation in substantially the same proportion as their ownership of the Voting Shares immediately prior to such reorganization, merger or consolidation. For purposes of this Section 1.1(a), “Affiliate” shall mean, with respect to any specified person, any other person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative of the foregoing.

(b)

Shares. The term “Shares” shall mean all issued and outstanding shares of FDP ordinary shares and FDP preferred shares owned of record or beneficially by the Stockholder or over which the Stockholder exercises voting power, in each case, as of the date of this Agreement for persons entitled (i) to receive notice of, and to vote at a meeting of the stockholders of FDP, or (ii) to take action by written consent of the stockholders of FDP. The Stockholder further agrees that any shares of capital stock of FDP that it purchases or with respect to which it otherwise acquires beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) or over which it exercises voting power after the execution of this Agreement and prior to the date of termination of this Agreement pursuant to Section 3 below shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares on the date hereof.

(c)

Transfer. The Stockholder shall be deemed to have effected a “Transfer” of a security if the Stockholder directly or indirectly: (i) sells, pledges, hypothecates, encumbers, disposes of, or grants an option with respect to, such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale, pledge, hypothecation, encumbrance, disposition of, or grant of an option with respect to, such security or any interest therein.

1.2.

Irrevocable Proxy. The Stockholder hereby irrevocably and unconditionally, to the fullest extent permitted by law, appoints MAG as its sole and exclusive attorney-in-fact and proxy, with full power of substitution and re-substitution, to vote and exercise during the Proxy Term, in a manner MAG deems in his sole and absolute discretion appropriate, all voting, consent and similar rights (to the full extent that the Stockholder would be entitled to so vote and exercise them, and including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of holders of any security issued by FDP and in every written consent in lieu of such a meeting, with respect to the Shares on the terms and conditions set forth in this Agreement; provided, however, that the rights granted by the Stockholder to MAG contained herein shall not permit MAG to vote, and the Stockholder reserves the right to vote, the Shares with respect to any proposal relating to a Change of Control. Upon the execution of this Agreement, any and all prior proxies given by the Stockholder with respect to Shares are hereby revoked and, subject to the terms and conditions set forth in this Agreement, the Stockholder agrees not to grant during the Proxy Term any subsequent proxies with respect to the Subject Shares if and to the extent inconsistent with this Section 1.2.

1.3.	Transfer and Other Restrictions.

(a)

Prior to the termination of this Agreement, if the Stockholder engages in a Transfer of any or all of the Shares beneficially owned by the Stockholder and such Transfer results in the Stockholder no longer having beneficial ownership of such Shares, then, with respect to those Shares only, this Agreement shall terminate and shall have no further force or effect and, as soon as practicable after completion of such Transfer, either the Stockholder or the transferee shall notify MAG and FDP, attention General Counsel regarding such Transfer.

(b)

Except as a result of or in connection with a Transfer as described in Section 1.3(a) of this Agreement, prior to the termination of this Agreement, the Stockholder agrees not to, directly or indirectly:

(i)

grant any proxy or power of attorney with respect to the Shares, deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares except as provided in this Agreement; or

(ii)

take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling MAG from performing his right to vote the Shares as specified under this Agreement.

(c)

Nothing herein shall prohibit the Stockholder from exercising (in accordance with the terms of an option or warrant, as applicable) any option or warrant Stockholder may hold with respect to FDP capital stock; provided that the securities acquired upon such exercise shall be deemed Shares.

1.4.

Covenant Not to Sue. The Stockholder agrees that he or she will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or seeks damages or other relief against MAG for the exercise of his powers hereunder. MAG shall not be liable by reason of any matter arising out of or in relation to this Agreement except for such loss or damage arising out of MAG’s gross negligence or willful misconduct.

1.5.

No Limitation on Discretion as Director. This Agreement is intended solely to apply to the exercise by the Stockholder of rights attaching to ownership of the Shares, and nothing herein shall be deemed to apply to, or to limit in any manner the discretion of a Stockholder who is a director of FDP with respect to, any action that may be taken or omitted by Stockholder acting in Stockholder’s fiduciary capacity as a director of FDP.

2.	REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

2.1.

Title to Subject Shares. The Stockholder is the record and beneficial owner of, or the Stockholder exercises voting power over, the shares of FDP Stock indicated on Exhibit “A” of this Agreement, which, on and as of the date hereof, are free and clear of any encumbrances that would adversely affect the ability of Stockholder to carry out the terms of this Agreement. The number of Shares set forth on Exhibit “A” are the only Shares beneficially owned by the Stockholder and, except as set forth thereon, the Stockholder holds no options to purchase or rights to subscribe for or otherwise acquire any securities of FDP and has no other interest in or voting rights with respect to any securities of FDP.

2.2.

Due Authorization, etc. The Stockholder has the requisite capacity, right, power and authority to enter into this Agreement and to perform Stockholder’s obligations contemplated by this Agreement. This Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights and (ii) for the limitations imposed by general principles of equity.

3.	TERMINATION

This Agreement shall terminate and shall have no further force or effect as of the demise or legal incompetence of MAG or in the event MAG elects to terminate this Agreement by written notice to the Stockholder for any reason.

4.	LEGEND REQUIREMENT.

All certificates evidencing the Shares shall, during the term of this Agreement, bear such restrictive legends as MAG deems necessary or advisable under applicable law or pursuant to this Agreement, and the Stockholder agrees to so legend such Shares. Such legend may include, without limitation, the following:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN VOTING RESTRICTIONS PURSUANT TO AN IRREVOCABLE PROXY AGREEMENT RELATING TO SUCH SECURITIES, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT.”

5.	MISCELLANEOUS

5.1.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5.2.    Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned without prior written consent of the other parties. Any purported assignment in violation of this Section shall be void.

5.3.    Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

5.4.    Specific Performance; Injunctive Relief; Attorneys Fees. The parties hereto acknowledge that MAG will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to MAG upon any such violation, MAG shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to MAG at law or in equity. If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party’s costs and reasonable attorneys’ fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

5.5.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. Subject to the foregoing, all notices hereunder shall be delivered to the addresses set forth on the signature pages hereto, or pursuant to such other instructions as may be designated in writing by the party to receive such notice. Any party hereto may by notice so given provide and change his/her address for future notices hereunder.

5.6.    Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Florida, excluding that body of law relating to conflict of laws. Venue in any action arising out of or relating to this Agreement shall be in federal court in the Southern District of Florida, if federal jurisdiction exists. If federal jurisdiction does not exist, venue shall be in state court in Miami-Dade County, Florida.

5.7.    Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

5.8.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.9.    Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

5.10.    Indemnification. The Stockholder covenants and agrees to indemnify and hold harmless MAG from and against any and all claims, damages, losses, liabilities, obligations, actions, suits, costs, disbursements and expense (including reasonable fees and expenses of counsel) incurred by MAG arising out of, from, or in conjunction with MAG’s execution of or performance or inaction under this Agreement, except to the extent such claim, damage, loss, liability, obligation, action, suit, cost, disbursement or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from MAG’s gross negligence or willful misconduct. The indemnities set forth in this Section shall be in addition to any other obligations or liabilities of the Stockholder hereunder or at common law or otherwise and shall survive the termination of this Agreement.

5.11.    Further Assurances. From time to time and without additional consideration, the parties hereto shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as MAG may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MOHAMMAD ABU-GHAZALEH

[STOCKHOLDER]

EXHIBIT A

Stockholder	Total Number of Shares Owned